TEGAL CORPORATION REPORTS
THIRD QUARTER FISCAL 2007 FINANCIAL RESULTS

San Jose, Calif., February 14, 2007 — Tegal Corporation (Nasdaq:TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced financial results for the Third Quarter Fiscal Year 2007, which ended December 31, 2006. Senior management will conduct an investor conference call to discuss these results and the company’s financial outlook in more detail today at 2:00 p.m. Pacific Time, Wednesday, February 14, 2007. More information about the conference call is provided below.

Third Quarter Highlights

• On November 13, 2006, Tegal announced that its wholly-owned subsidiary, Sputtered Films Inc. (SFI) agreed to terms settling its trade secrets case against Sergey Mishin, Advanced Modular Sputtering (AMS), Agilent Technologies, Inc., the Avago Entities and other defendants. A final confidential settlement agreement among the parties was executed on December 21, 2006. The entire cash proceeds of the settlement have been recorded as a contingent liability, pending the resolution of a dispute between the Company and its litigation counsel on the amount of contingent fees payable.

• Revenues during the third quarter of fiscal 2007 were $4.4 million, a decrease of 30% from $6.2 million reported in the same period last year and a decrease of 14% from the $5.1 million recorded for the second quarter of fiscal 2007.

• Gross profits declined to a negative (30%) for the current quarter as a result of an inventory adjustment of $1.7 million and certain other charges and deferrals. Gross profits were 27% in the same period last year and 47% in the second quarter of fiscal 2007.

•  Operating losses for the third quarter were $6.4 million, which included approximately $2.7 million of non-cash charges. Excluding these non-cash charges, as well as a $1.2 million litigation expense, Tegal would have reported an operating loss of $2.5 million for the quarter.

• Tegal recorded a net loss for the third quarter of $6.1 million or ($0.86) per share compared to a net loss of $1.9 million or ($0.27) per share in the same period last year and a net loss of $3.3 million or ($0.47) per share for the second quarter of fiscal 2007.

• Quarterly shipments included an advanced etch system for high volume manufacturing of integrated passive devices to one of the largest semiconductor companies in the world and a repeat order for a 900 series etch tool from a California-based optical networking company.

“As expected, revenues were lower this quarter because of the timing of shipments of advanced tools, a factor which continues to drive the variability in our quarterly results,” said Thomas Mika, Chairman, President & Chief Executive Officer of Tegal Corporation. “We also had a number of other factors that affected our profitability this quarter. These included a low margin shipment, a significant inventory write-off and unusually high service expenses, which will not reoccur. In addition, we recorded $1.2 million of litigation costs which will be reduced drastically in future quarters. Given these factors we believe that next quarter will be more representative of our overall trend toward an improved business model and improved profitability at both the gross margin and operating levels.”

“Now that we have been able to put behind us the costs and distraction associated with three years of litigation we are focused on new initiatives to improve our business,” continued Mr. Mika. “Currently we are in the process of integrating the AMS deposition tool into our operations and beginning to provide field support to former AMS customers. We believe that this addition to our product portfolio will help Tegal consolidate a dominant position in the RF MEMS arena, which includes important new devices for advanced cell phone and wireless applications. We also continue to make progress toward introducing several new products, including our Compact platform and Nano Layer Deposition (NLD) system, which we expect to be into beta sites within the next few months. Looking ahead we are clearly focused on achieving growth and profitability and with a healthy cash balance we have the resources in place to execute on our goals.”

Financial Results

Revenues for the third quarter of fiscal 2007 were $4.4 million, a decrease of 30% from $6.2 million reported in the same period last year and a decrease of 14% sequentially from the $5.1 million recorded for the second quarter of fiscal 2007. Tegal recorded a net loss for the third quarter of fiscal 2007 of $6.1 million or ($0.86) per share compared to a net loss of $1.9 million or ($0.27) per share in the same period last year and a net loss of $3.3 million or ($0.47) per share for the second quarter of fiscal 2007. All of the per share numbers reflect a one-for-twelve reverse split in Tegal’s common stock which became effective on July 25, 2006.

Gross profits declined to a negative (30%) for the third quarter of fiscal 2007, compared to 27% in the same period last year and 47% in the second quarter of fiscal 2007. The negative gross margin was the result of the write-off of inventory associated with the Company’s 300mm PVD product and unusually high service expenses.

Operating expenses for the third quarter of fiscal 2007 were $5.1 million, an increase of $2.2 million compared to the same period last year. Litigation expense of $1.2 million and stock compensation expense of $0.8 million accounted for almost all of this increase. Operating expenses actually declined by $0.5 million sequentially compared to the second quarter of fiscal 2007.

Operating losses for the third quarter of fiscal 2007 were $6.4 million, which included approximately $2.7 million of non-cash charges. This compares to a $1.2 million loss in the same period last year and a loss of $3.1 million in the second quarter of fiscal 2007, each of which included $0.3 million and $0.5 million of non-cash charges, respectively. Litigation expenses for the quarter amounted to $1.2 million. Excluding the non-cash and litigation expenses Tegal would have reported an operating loss of $2.5 million for the third quarter of fiscal 2007.

Cash and equivalents at the end of the third quarter of fiscal 2007 were $29.5 million compared to $13.8 million at the end of last fiscal year (March 31, 2006) and $10.5 million at the end of the second quarter of fiscal 2007.

The Company’s book-to-bill ratio during the quarter was 1:1, and the backlog as of February 14, 2007 is $5.0 million.

Total shares outstanding as of December 31, 2006 were 7,106,867 adjusted for the one-for-twelve reverse split in Tegal’s common stock which became effective on July 25, 2006.

Investor Conference Call

Tegal Corporation will discuss these results and further details of its third quarter of fiscal 2007 during a conference call today, February 14, 2007, at 2:00 p.m. PST / 5:00 p.m. EST. The call is open to all interested investors. The call-in numbers are (866) 800-8652 or (617) 614-2705 for international callers. For either dial-in number, investors should reference should reference passcode: 54536541. A digital recording will be made available one hour after the completion of the conference call, and it will be accessible through midnight on Wednesday, February 21, 2007. To access, investors should dial (888) 286-8010 or (617) 801-6888 and enter passcode: 59911039.

The conference call also will be available online via the Investor Section of the Company’s website at: www.tegal.com. An online replay of the teleconference, along with a copy of the Company’s earnings release, will also be available on the Company’s website.

Safe Harbor Statement

Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project" or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company's products and services. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. For a further discussion of these risks and uncertainties, please refer to the Company's periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices. Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents. Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

More information is available on the Internet at: www.tegal.com.
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Contact:

Tegal Corporation
Christine Hergenrother (VP and CFO), 707/763-5600
or
The Blue Shirt Group
Rakesh Mehta or Chris Danne, 415/217-7722

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	December 31	March 31
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$29,502	$13,787
Accounts receivable, net of allowances for sales returns and doubtful accounts of $464 and $205 at December 31, 2006, and March 31, 2006, respectively	2,265	5,265
Inventories, net	5,886	7,700
Prepaid expenses and other current assets	1,211	1,270
Total current assets	38,864	28,022
Property and equipment, net	1,033	1,849
Intangible assets, net	1,238	1,474
Other assets	146	146
Total assets	$41,281	$31,491
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank lines of credit	$37	$27
Accounts payable	2,271	2,458
Accrued product warranty	852	506
Deferred revenue	794	477
Litigation suspense	19,500	—
Accrued expenses and other current liabilities	1,909	1,975
Total current liabilities	25,363	5,443
Long-term portion of capital lease obligations	—	2
Other long term obligations	—	6
Total long term liabilities	—	8
Total liabilities	25,363	-5,451

Stockholders’ equity:
Preferred stock; $ 0.01 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $ 0.01 par value; 200,000,000 shares authorized; 7,106,867 and 7,021,088 shares issued and outstanding at December 31, 2006 and March 31, 2006, respectively	71	70
Restricted share units	281	1,034
Additional paid-in capital	121,787	119,558
Accumulated other comprehensive income	142	532
Accumulated deficit	(106,363)	(95,154)
Total stockholders’ equity	15,918	26,040
Total liabilities and stockholders’ equity	$41,281	$31,491

TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months December 31,		Nine Months December 31,
	2006	2005	2006	2005
Revenue	$4,377	$6,246	$16,066	$15,704
Cost of revenue	5,703	4,565	12,494	10,905
Gross profit (loss)	(1,326)	1,681	3,572	4,799
Operating expenses:
Research and development	1,077	1,039	3,139	3,426
Sales and marketing	949	694	2,957	2,095
General and administrative	3,063	1,128	8,850	5,766
Total operating expenses	5,089	2,861	14,946	11,287
Operating loss	(6,415)	(1,180)	(11,374)	(6,488)
Other income (expense), net	290	(724)	166	(604)
Net loss	$(6,125)	$(1,904)	$(11,208)	$(7,092)
Net loss per share, basic and diluted	$(0.86)	$(0.27)	$(1.59)	$(1.35)
Shares used in per share computation:
Basic	7,082	6,995	7,044	5,261
Diluted	7,082	6,995	7,044	5,261

Note: Shares used in per share computation for basic and diluted reflect a 1-for-12 reverse stock split effected by the Company on July 25, 2006